Exhibit 99.1

Eloxx Pharmaceuticals Provides Update on the Impact of Novel Coronavirus (COVID-19) on

Phase 2 Clinical Trials in Cystic Fibrosis

Enrollment in our Phase 2 Cystic Fibrosis Trials has been paused temporarily in response to the COVID-19 pandemic

Cystic Fibrosis patients, especially those with nonsense mutations, are at increased risk of severe illness

Waltham, MA. – March 25, 2020 – Eloxx Pharmaceuticals, Inc., (NASDAQ: ELOX) a clinical-stage biopharmaceutical company dedicated to the discovery and development of novel therapeutics to treat cystic fibrosis and other diseases caused by nonsense mutations limiting production of functional proteins, today announced that enrollment in our Phase 2 clinical trials for ELX-02 in cystic fibrosis have been temporarily paused in response to the COVID-19 pandemic. Our goals are to avoid unnecessary exposure in at-risk populations, to maintain the integrity of our study data and to support global healthcare providers in their commitment to ensure patient safety.

Public health authorities worldwide have recommended that people at high risk stay at home as much as possible, cancel non-essential doctor’s visits and avoid unnecessary exposure to people and public spaces. Cystic Fibrosis patients, especially those with nonsense mutations, have compromised lung function and may be at increased risk of severe illness in the event of a COVID-19 infection.

“Enrollment in our Phase 2 clinical trials in cystic fibrosis has been temporarily paused as the health and safety of our employees, healthcare workers, and patients must be our highest priority during this crisis. In accordance with the guidance provided by the U.S. Centers for Disease Control, World Health Organization and national, state and local governments in the United States and abroad, we are taking appropriate steps to help flatten the COVID-19 infection curve and reduce the risk in the most vulnerable patients,” said Dr. Gregory Williams, Chief Executive Officer of Eloxx. “COVID-19 is rapidly evolving and we continue to work closely with our clinical sites and investigators. We remain committed to completing enrollment in this Phase 2 proof of concept clinical trial program and reporting top line data as soon as feasible. We will provide further updates when appropriate.”

About Eloxx Pharmaceuticals

Eloxx Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing novel RNA-modulating drug candidates (designed to be eukaryotic ribosomal selective glycosides) that are formulated to treat rare and ultra-rare premature stop codon diseases. Premature stop codons are point mutations that disrupt protein synthesis from messenger RNA. As a consequence, patients with premature stop codon diseases have reduced or eliminated protein production from the mutation bearing allele accounting for some of the most severe phenotypes in these genetic diseases. These premature stop codons have been identified in over 1,800 rare and ultra-rare diseases. Read-through therapeutic development is focused on extending mRNA half-life and increasing protein synthesis by enabling the cytoplasmic ribosome to read through premature stop codons to produce full-length proteins. Eloxx’s lead investigational product candidate, ELX-02, is a small molecule drug candidate designed to restore production of full-length functional proteins. ELX-02 is in the early stages of clinical development focusing on cystic fibrosis and cystinosis. ELX-02 is an investigational drug that has not been approved by any global regulatory body. Eloxx’s preclinical candidate pool consists of a library of novel drug candidates designed to be eukaryotic ribosomal selective glycosides identified based on read-through potential. Eloxx recently announced a new program focused on rare ocular genetic disorders. Eloxx is headquartered in Waltham, MA, with operations in Rehovot, Israel. For more information, please visit www.eloxxpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," "outlook" and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, including: the development of the Company’s read-through technology; the approval of the Company’s patent applications; the Company’s ability to successfully defend its intellectual property or obtain necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the Company’s ability to obtain applicable regulatory approvals for its current and future product candidates; the acceptance by the market of the Company’s products should they receive regulatory approval; the timing and success of the Company’s preliminary studies, preclinical research, clinical trials, and related regulatory filings; the ability of the Company to consummate additional financings as needed; as well as those discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

Contact:

Barbara Ryan
203-274-2825

barbarar@eloxxpharma.com